UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(AMENDMENT NO. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) OR 12(g) of the Securities Exchange Act of 1934

PULTE HOMES, INC.

(Exact name of registrant as specified in its charter)

Michigan	38-2766606
(State of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Bloomfield Hills Parkway, Suite 300 Bloomfield Hills, Michigan	48304
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Junior Participating Preferred Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box:  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box:  ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered

Item 1 of the Form 8-A filed by Pulte Homes, Inc. (“PHM”) on March 6, 2009 is amended and supplemented by adding the following:

On April 7, 2009, PHM entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Centex Corporation, a Nevada corporation (“Centex”), and Pi Nevada Building Company, a Nevada corporation and wholly owned subsidiary of PHM (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Centex, with Centex surviving as a wholly owned subsidiary of PHM. In connection with the Merger Agreement, Centex also entered into Voting Agreements (the “Voting Agreements”) with certain directors and officers of PHM, pursuant to which such directors and officers have agreed to vote their shares of PHM in support of the transaction.

On April 7, 2009, PHM entered into a first amendment (the “Rights Amendment”) to the Section 382 Rights Agreement between PHM and Computershare Trust Company, N.A., as rights agent, dated as of March 5, 2009 (the “Rights Plan”). Pursuant to the Rights Amendment, neither Centex nor any of its affiliates, associates or stockholders, nor the general partners, limited partners or members or such stockholders, will be deemed an “acquiring person” for purposes of the Rights Plan as a result of the Merger Agreement, the Voting Agreements or any of the transactions contemplated thereby. Additionally, none of these events will cause the rights issued under the Rights Plan to be distributed or become exercisable or result in any rights becoming void or an adjustment to the number or types of securities issuable upon exercise of the rights.

The foregoing summary of the Rights Amendment is qualified in its entirety by the terms and conditions of the Rights Amendment, which is filed herewith as Exhibit 4(b) and is incorporated herein by reference.

Item 2. Exhibits

Exhibit Number	Description of Document
3(a)	Articles of Incorporation, as amended, of Pulte Homes, Inc. (Incorporated by reference to Exhibit 3.1 of PHM’s Registration Statement on Form S-4, Registration No. 333-62518)

3(b)	Certificate of Amendment to the Articles of Incorporation of Pulte Homes, Inc. (Dated May 16, 2005) (Incorporated by reference to Exhibit 3(a) of PHM’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006)

3(c)	Certificate of Designation of Series A Junior Participating Preferred Shares of Pulte Homes, Inc., dated March 5, 2009 (Incorporated by reference to Exhibit 3(c) of PHM’s Form 8-A filed on March 6, 2009)

3(d)	By-laws, as amended, of Pulte Homes, Inc. (Incorporated by reference to Exhibit 3.1 of PHM’s Current Report on Form 8-K, filed on April 8, 2009)

4(a)	Section 382 Rights Agreement, dated as of March 5, 2009, between PHM and Computershare Trust Company, N.A., as rights agent, which includes the Form of Rights Certificate as Exhibit B thereto (Incorporated by reference to Exhibit 4 of PHM’s Form 8-A, filed on March 6, 2009)

4(b)	First Amendment to Section 382 Rights Agreement, dated as of April 7, 2009, between PHM and Computershare Trust Company, N.A., as rights agent (Incorporated by reference to Exhibit 4.1 of PHM’s Current Report on
Form 8-K, filed on April 10, 2009)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PULTE HOMES, INC.

Date: April 17, 2009	By:	/s/ Steven M. Cook
	Name:	Steven M. Cook
	Title:	Senior Vice President, General Counsel and Secretary

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